Exhibit 99.1

July 30, 2003

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE


           GCI REPORTS DETAILED SECOND QUARTER 2003 FINANCIAL RESULTS

         ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported its detailed second quarter 2003 results. For the second quarter of 2003, the company recorded net income of $4.8 million or $0.08 per share on a diluted basis. The second quarter 2003 net income compares to a net loss of ($1.1) million or ($0.03) per share for the second quarter of 2002. For the six-months ended June 30, 2003, GCI recorded net income of $7.4 million or $0.11 per share on a diluted basis, after the cumulative effect of a change in accounting principle of ($0.5) million or ($0.01) per share on a diluted basis, net of income tax benefit. GCI recorded net income of $1.1 million or $0.00 per share on a diluted basis for the six-months ending June 30, 2002.

         Revenues totaled $95.9 million for the second quarter of 2003, an increase of 3.5 percent as compared to $92.7 million in the second quarter of 2002. Earnings before interest, taxes, depreciation, amortization and accretion (EBITDA) increased to $30.8 million for the second quarter of 2003, an increase of $12.1 million when compared to second quarter 2002 EBITDA of $18.7 million. EBITDA for the second quarter of 2002 included a charge of $9.7 million increasing the company's reserve for bad debts due to the WorldCom bankruptcy. The EBITDA for the second quarter of 2003 includes a $0.9 million non-recurring refund from an intrastate access cost pool that previously overcharged the company for access services. Revenues for the second quarter increased sequentially 3.3 percent to $95.9 million as compared to revenues of $92.8 million in the first quarter of 2003. GCI's second quarter EBITDA of $30.8 million compares to EBITDA of $28.9 million in the first quarter of 2003. EBITDA for the first quarter of 2003 included a net $1.9 million refund from a local exchange carrier for access services rendered in previous years. GCI's second quarter 2003 revenues of $95.9 million and EBITDA of $30.8 million exceeded guidance for revenues of approximately $92 million to $95 million and EBITDA in excess of $28.9 million, respectively.

         "The detailed results for the second quarter demonstrate that the company continues to perform solidly on all fronts," said Ron Duncan, GCI president. "While long distance voice revenues are down from the prior year, the drop is almost completely offset by increased data and other business units revenue growth. Selling, general and administrative expenses as a percentage of revenues are stable and margins are increasing."

         "We recently announced that MCI extended its Contract for Alaska Access Services for five years to July 2008. In addition, MCI received bankruptcy court approval for the settlement agreement that resolves all receivables with GCI. Under terms of that agreement, the balance of GCI's approximately $11.1 million claim, will be paid to GCI in the form of a credit against future services purchased from MCI. We expect to fully utilize this amount within the next two years. We are very pleased with the outcome of the settlement agreement and we look forward to continuing our strategic alliance with MCI."

         The company's local services business added 2,900 access lines during the second quarter and now serves 101,900 access lines, an estimated 21 percent share of the total access line market in Alaska. GCI's statewide dial-up Internet platform decreased 1,300 customers to 70,300 customers during the second quarter as more customers continue to migrate to cable modems. More than 40,500 Internet customers are using GCI cable modem service, an increase of 1,900 over the first quarter of 2003. GCI cable television services now pass 200,405 homes and serve 137,230 basic subscribers. Basic subscribers increased sequentially by 947 subscribers from the first quarter of 2003. GCI serves 30,700 digital customers in Anchorage, Fairbanks, Juneau, Kenai, Soldotna and the Mat-Su Valley. Digital service was added to the Mat-Su Valley during the second quarter of 2003.

Highlights:
o Consolidated revenues increased 3.5 percent to $95.9 million for the second quarter of 2003 as compared to $92.7 million in 2002. Second quarter 2003 revenues increased approximately 3.3 percent sequentially over revenues of $92.8 million in the first quarter of 2003.

o Consolidated EBITDA increased to $30.8 million in the second quarter 2003 as compared to $18.7 million in 2002. Consolidated EBITDA for the second quarter of 2002 included a charge of $9.7 million increasing the company's reserve for bad debts. Consolidated second quarter EBITDA of $30.8 million increased $1.9 million sequentially, an increase of 6.6 percent, from $28.9 million for the first quarter of 2003. Second quarter 2003 EBITDA of $30.8 million includes a $0.9 million non-recurring refund from an intrastate access cost pool that previously overcharged the company for access services.

o MCI and GCI resolved billing disputes that arose from the WorldCom bankruptcy proceedings and agreed to extend their service contract to July of 2008.

o Broadband, private line and other data revenues including high capacity leases increased 19.8 percent to $21.2 million during the second quarter of 2003 as compared to $17.7 million in the same period of 2002.

o GCI had approximately 101,900 local access lines in service at the end of the second quarter 2003 representing an increase of 2,900 access lines over the first quarter or an annualized sequential growth rate of 11.7 percent. The company estimates it has an approximate 21 percent share of the total access line market in Alaska. Approximately 87 percent of GCI's access lines are provisioned on its own facilities or on resold local loops.

o GCI serves approximately 92,200 Internet customers. GCI's statewide dial-up Internet platform decreased 1,300 customers to 70,300 customers during the second quarter as more customers continue to migrate to cable modems.

o The company had more than 40,500 cable modem customers at the end of the second quarter 2003, as compared to 31,200 at the end of the second quarter of 2002. GCI's cable modem penetration rate is one of the highest in the nation. More than 99 percent of GCI's cable customers are able to receive cable modem service.

o During the three months ending June 30, 2003 capital expenditures decreased to $10.9 million as compared to $20.1 million in second quarter of 2002. Interest expense increased approximately $2.9 million during the second quarter of 2003 as compared to the second quarter of 2002 due to the refinancing of the company's senior debt in the fourth quarter of 2002. GCI generated approximately $9.0 million of free cash flow during the second quarter before repayment of $2.7 million of senior debt and payment of bank fees related to an amendment of its senior credit facility that extended its maturity to October 31, 2007.

o GCI estimates that third quarter revenues will total approximately $95 million to $97 million and EBITDA is expected to total approximately $32 million.

o GCI has been advised by Ron Duncan, the company's CEO, that he intends to establish a 10b5-1 Plan for the sale of up to 285,000 shares of his GCI stock between September 1 and the end of the year.

o GCI will further discuss second quarter highlights and provide additional commentary during its Investor and Analyst Conference call on Thursday, July 31 at 2:00 p.m. EDT. More information about the call can be found at www.gci.com, click on "Investors."

Long Distance Results
         Long distance and related revenues for the second quarter of 2003 decreased $0.8 million or 1.4 percent to $58.0 million as compared to $58.8 million for the second quarter of 2002. Broadband, private line and dedicated data services revenues, product sales and long haul fiber lease revenues increased $3.5 million offsetting most of the $4.2 million decrease in switched minutes revenues. Switched minutes revenues decreased as a result of fewer minutes carried and lower rates. For the second quarter of 2003 long distance EBITDA totaled $19.4 million as compared to $9.1 million in the second quarter of 2002. EBITDA growth for the second quarter of 2003 is primarily attributable to the second quarter 2002 $9.7 million bad debt charge for the WorldCom bankruptcy.

         Long distance revenues of $58.0 million for the second quarter of 2003 are up $1.9 million, an increase of 3.0 percent, from $56.3 million in the first quarter of 2003. Switched minutes, broadband, private line and dedicated data services revenues and long haul fiber lease revenues increased $3.7 million sequentially from the first quarter of 2003, offsetting a $1.4 million decrease in product sales revenues. Switched minutes revenues increased $1.9 million sequentially from the first quarter of 2003 primarily due to the seasonal increase in minutes offset, in part, by slightly lower rates. Long distance EBITDA of $19.4 million for the second quarter of 2003 increased 4.3 percent from $18.6 million in the first quarter of 2003. The sequential increase in EBITDA is primarily attributable to increases in higher margin broadband, private line and other data revenues and decreases in lower margin equipment revenues.

         Total minutes-of-use were down 5.3 percent in the second quarter of 2003 as compared to the second quarter of 2002 and were up 8.5 percent sequentially from the first quarter of 2003.

         Revenues from broadband, private line and other data services including high capacity leases increased 19.8 percent to $21.2 million during the second quarter of 2003 as compared to $17.7 million in the same period of 2002 and were up 8.2 percent from $19.6 million in the first quarter of 2003. The increase in revenue results from growing demand for data services by commercial and governmental customers and others, and delivery of broadband services into rural Alaska.

         The total number of billed long distance customers for the last month of the second quarter of 2003 increased 1.1 percent from the last month of the first quarter of 2003.

Cable Television Results
         Cable television revenues for the second quarter increased 9.1 percent to $23.9 million from $21.9 million in the second quarter of 2002, and were up
2.1 percent from $23.4 million in the first quarter of 2003. EBITDA increased
11.1 percent to $11.0 million from $9.9 million in the second quarter of 2002, and increased 3.8 percent from $10.6 million in the second quarter of 2003. The increase in revenues and EBITDA is due, in part, to the increase in basic subscribers and more sales of higher margin products such as digital television and cable modem services.

         Gross margins as a percentage of revenues increased by 79 basis points year-over-year and 85 basis points sequentially. The growth rate in higher value products such as digital cable service and cable modems is expected to help mitigate the margin effects of increasing programming and copyright costs.

          As of June 30, 2003, the company's cable television operations passed 200,405 homes and served 137,230 basic subscribers (111,403 equivalent basic subscribers). Average revenue per equivalent basic subscriber increased 8.2 percent to $70.99 for the second quarter of 2003 as compared to $65.64 for the second quarter of 2002, and was up 2.2 percent from $69.48 from the first quarter of 2003. The company added 947 basic subscribers to its system during the second quarter.

         The company offers special interest digital cable television service in Anchorage, Fairbanks, Juneau, Kenai, Soldotna and the Mat-Su Valley area. GCI served 30,700 special interest digital customers at the end of the second quarter of 2003. During the second quarter of 2003, GCI began offering digital cable television in the Mat-Su Valley. GCI acquired the Mat-Su Valley cable system, which passes more than 13,500 homes and serves more than 7,800 basic subscribers, in the fourth quarter of 2001.

         In October 2002 GCI, along with the other largest publicly traded multiple system operators, signed a pledge to support and adhere to new voluntary reporting guidelines on common operating statistics to provide investors and others with a better understanding of the company's operations. The operating statistics below include capital expenditures and customer information from cable television, cable telephony and cable modem services.

         GCI's capital expenditures by standard reporting category for the six months ending June 30, 2003 and 2002 follow (amounts in thousands):

                                            2003         2002
                                        ---------    ---------
    Customer premise equipment ("CPE")  $  3,830        3,233
    Commercial                               171          325
    Scalable infrastructure                  459        2,199
    Line extensions                          243          242
    Upgrade/rebuild                          963        2,533
    Support capital                          263        4,118
                                        ---------    ---------
                                        $  5,929       12,650
                                        =========    =========

         The standardized definition of a customer relationship is the number of customers that receive at least one level of service, encompassing voice, video, and data services, without regard to which services customers purchase. At June 30, 2003 and 2002 GCI's cable business had 124,318 and 123,257 customer relationships, respectively.

         The standardized definition of a revenue-generating unit is the sum of all primary analog video, digital video, high-speed data and telephony customers, not counting additional outlets. At June 30, 2003 and 2002 GCI's cable business had 177,793 and 166,432 revenue generating units, respectively. The increase in the revenue generating units of 4,512 and 3,852 from March 31, 2003 and 2002, respectively, is due to an increase in the number of hotels that subscribe to cable television services for their summer tourist season. Each hotel room is considered to be a revenue-generating unit.

Local Telephone Results
         Local telephone service revenues for the second quarter increased 13.6 percent to $9.2 million as compared to $8.1 million in the second quarter of 2002, and increased 9.5 percent sequentially from $8.4 million in the first quarter of 2003. The increase in sequential local service revenues is attributable to increasing customer counts and several one time revenue adjustments in the first quarter, none of which were individually material which reduced first quarter revenues below what they otherwise would have been.

         Local services generated a $1.0 million EBITDA loss for the second quarter, an increase of $0.1 million over the $0.9 million loss in the second quarter of 2002. The second quarter EBITDA loss of $1.0 million compares to a $1.2 million EBITDA loss in the first quarter of 2003. If the local telephone business was given credit for approximately $1.7 million in access cost savings on calls placed by GCI long distance customers who are also GCI local customers, the company's local telephone business would have reported positive EBITDA. GCI's local telephone business has been generating positive cash flow on a stand-alone basis for several quarters.

          GCI provided local service for approximately 101,900 access lines at the end of the second quarter of 2003, an increase of 2,900 access lines or 2.9 percent from the 99,000 access lines in service at the end of the first quarter of 2003. The company estimates it has attained a 21 percent share of the total access line market in Alaska.

Internet Access Results
         At the end of the second quarter of 2003 GCI had 92,200 Internet customers. This includes 51,700 dial-up customers who do not have any form of cable modem service and 24,900 dial-up customers who also have cable modem service. Approximately 6,300 of the dial-up customers who also have cable modem service have not activated their dial-up service. GCI had a total of 40,500 cable modem customers including 15,600 customers who do not have any GCI dial-up plan. The company added 9,300 cable modem customers at the end of the second quarter of 2003 when compared to the second quarter of 2002. GCI's cable modem penetration is one of the highest in the nation. GCI's statewide dial-up Internet platform decreased 1,300 customers to 70,300 customers during the second quarter of 2003 as more customers continue to migrate to cable modems.

         GCI reported a total of 71,600 Internet customers at the end of the first quarter of 2003. This number was based on the total number of active dial-up customers. As noted above, not all cable modem customers paying for a dial-up plan have activated their dial-up service. When GCI first started selling cable modem service it was packaged in a way that almost all cable modem customers were also dial up customers. As GCI introduced new packages and plans and started promoting its new cable modem LiteSpeed service the number of cable modem customers without a dial up plan increased substantially. An internal audit during the second quarter revealed that these numbers had risen substantially enough that they should be reported separately. In future quarters GCI will report Internet customers in the format above.

         Internet access revenues for the second quarter of 2003 totaled $4.8 million, an increase of 23.1 percent year-over-year and 4.3 percent sequentially when compared to second quarter 2002 revenues of $3.9 million and first quarter 2003 revenues of $4.6 million. The increase in Internet access revenues is attributed to existing subscribers adding additional features and services, and customer migration from the dial-up platform to cable modem or GCI's LiveWire high speed service.

         The second quarter EBITDA of $1.4 million is an improvement of $0.8 million over the EBITDA of $0.6 million in the second quarter of 2002 and an improvement of $0.4 million over the EBITDA of $1.0 million in the first quarter of 2003. Internet access results continue to improve, reflecting increasing economies of scale, operating cost controls and migration of dial up customers to higher speed data service.

         During the first quarter of 2003 GCI began offering a new cable modem service called LiteSpeed as an alternative product to dial-up Internet service and HyperNet 384/64 kilobit-per-second cable modem service priced at $39.99 per month to GCI long distance customers. LiteSpeed is a 64/32 kilobit-per-second Internet service offered at $24.99 per month to GCI long distance customers.

         GCI began offering Internet access services during 1998 and its dial-up Internet service is offered in most major Alaska markets. Due to the completion of major cable plant upgrades, GCI can now offer cable modem service to 99 percent of its cable entertainment subscribers. GCI is now providing cable modem Internet access in the Anchorage, Fairbanks, Juneau, Valdez, Sitka, Nome, Seward, Kenai, Soldotna, Mat-Su Valley, Cordova, Petersburg, Wrangell, Homer, Bethel, Kodiak and Ketchikan.

Other Items
         GCI has been advised by Ron Duncan, the company's CEO, that he intends to establish a plan under Section 10b5-1 of the Securities Act for the sale of approximately 230,000 to 285,000 shares of his GCI stock between September 1 and the end of the year.

         Under the terms of the plan 150,000 shares would be sold in the open market during specific periods subject to market prices. A total of $750,000 worth of stock would be sold back to GCI at the closing price on prescribed dates subject to market prices pursuant to the terms of Mr. Duncan's Loan Agreement with the company which provides for payment in either cash or stock.

         The proceeds of Mr. Duncan's sale of stock to the company will be used in its entirety to reduce his debt to GCI. The majority of the proceeds from any open market sales will be used to reduce secured debt to a third party.

         The U.S. Securities and Exchange Commission in 2000 enacted Rule 10b5-1, which permits executives to sell or buy their company's stock throughout the life of the 10b5-1 plan, regardless of the timing of financial release dates or other corporate developments.

         GCI will host a conference call to discuss the quarter's results on Thursday, July 31 beginning at 2 p.m. (Eastern). To access the briefing on July 31, dial 877-709-5341 (international callers should dial 630-395-0019) and identify your call as "GCI." The call can also be accessed through web conferencing available at www.gci.com. A replay of the call will be available for 72-hours by dialing 888-566-0111, access code 7461 (international caller should dial 402-998-0995).

         Based on revenues, GCI is the largest Alaska-based and operated integrated telecommunications provider and provides local, wireless, and long distance telephone, cable television, Internet and data communication services throughout Alaska. More information about the company can be found at www.gci.com.

         The foregoing contains forward-looking statements regarding the company's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statements sections of Form 10K and 10-Q filed with the Securities and Exchange Commission.
                                      # # #

                                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                          CONSOLIDATED BALANCE SHEETS
                                                                              (Unaudited)
                                                                                June 30,         December 31,
                                  Assets                                          2003               2002
-----------------------------------------------------------------------------------------------------------------
                                             (Amounts in thousands)
Current assets:
  Cash and cash equivalents                                                $     17,977             11,940
                                                                           --------------------------------------
  Receivables:
   Trade                                                                         70,549             63,111
   Employee                                                                         320                391
   Other                                                                          2,621              3,093
                                                                           --------------------------------------
                                                                                 73,490             66,595
   Less allowance for doubtful receivables                                       13,522             14,010
                                                                           --------------------------------------
     Net receivables                                                             59,968             52,585
                                                                           --------------------------------------

  Prepaid and other current assets                                                9,938              9,171
  Deferred income taxes, net                                                      8,829              8,509
  Notes receivable with related parties                                           1,059                697
  Property held for sale                                                          1,037              1,037
  Inventories                                                                       408                400
                                                                           --------------------------------------
       Total current assets                                                      99,216             84,339
                                                                           --------------------------------------

Property and equipment in service, net of depreciation                          376,838            381,394
Construction in progress                                                         13,530             16,958
                                                                           --------------------------------------
       Net property and equipment                                               390,368            398,352
                                                                           --------------------------------------

Cable certificates, net of amortization of $26,775 and $26,884 at June
  30, 2003 and December 31, 2002, respectively                                  191,241            191,132
Goodwill, net of amortization of $7,200 at June 30, 2003 and
  December 31, 2002                                                              41,972             41,972
Other intangible assets, net of amortization of $1,327 and $1,848
  at June 30, 2003 and December 31, 2002, respectively                            3,393              3,460
Deferred loan and senior notes costs, net of amortization of $5,999 and
  $4,110 at June 30, 2003 and December 31, 2002, respectively                    10,838              9,961
Notes receivable with related parties                                             5,060              5,142
Other assets, at cost, net of amortization of $39 and $24 at June 30,
  2003 and December 31, 2002, respectively                                        5,282              4,424
                                                                           --------------------------------------
    Total other assets                                                          257,786            256,091
                                                                           --------------------------------------
       Total assets                                                        $    747,370            738,782
                                                                           ======================================

                                                                                                     (Continued)

                                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                          CONSOLIDATED BALANCE SHEETS
                                                  (Continued)
                                                                              (Unaudited)
                                                                                June 30,         December 31,
                   Liabilities and Stockholders' Equity                           2003               2002
-----------------------------------------------------------------------------------------------------------------
                                             (Amounts in thousands)
Current liabilities:
  Current maturities of obligations under long-term debt and capital
    leases                                                                 $     22,900              1,857
  Accounts payable                                                               29,227             33,605
  Deferred revenue                                                               18,094             18,290
  Accrued payroll and payroll related obligations                                13,933             11,821
  Accrued liabilities                                                             8,000              5,763
  Accrued interest                                                                5,987              7,938
  Subscriber deposits                                                               758                889
                                                                           --------------------------------------
     Total current liabilities                                                   98,899             80,163

Long-term debt, excluding current maturities                                    335,000            357,700
Obligations under capital leases, excluding current maturities                   42,094             44,072
Obligations under capital leases due to related party, excluding current
  maturities                                                                        691                703
Deferred income taxes, net of deferred income tax benefit                        21,902             16,061
Other liabilities, including accretion of $1,629 and $0 at June 30, 2003
  and December 31, 2002, respectively                                             6,807              4,956
                                                                           --------------------------------------
       Total liabilities                                                        505,393            503,655
                                                                           --------------------------------------

Redeemable preferred stocks                                                      26,907             26,907
                                                                           --------------------------------------

Stockholders' equity
  Common stock (no par):
    Class A.  Authorized 100,000 shares; issued 52,112 and 51,795
     shares at June 30, 2003 and December 31, 2002, respectively                200,149            199,903

    Class B.  Authorized 10,000 shares; issued 3,874 and 3,875 shares at June 30, 2003 and December 31, 2002, respectively;
      convertible on a share-per-share basis into Class A common stock            3,273              3,274

    Less cost of 338 and 317 Class A common shares held in treasury
      at June 30, 2003 and December 31, 2002, respectively                       (1,917)            (1,836)

  Paid-in capital                                                                11,554             11,222
  Notes receivable with related parties issued upon stock option exercise        (5,650)            (5,650)
  Retained earnings                                                               8,188              1,847
  Accumulated other comprehensive loss                                             (527)              (540)
                                                                           --------------------------------------
       Total stockholders' equity                                               215,070            208,220
Commitments and contingencies
                                                                           --------------------------------------
       Total liabilities and stockholders' equity                          $    747,370            738,782
                                                                           ======================================

                                              GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                 CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   (Unaudited)                          (Unaudited)
                                                           Three Months Ended June 30,           Six Months Ended June 30,
                                                             2003               2002              2003               2002
                                                      ---------------- ------------------  ------------------- ------------------
                                                                   (Amounts in thousands, except per share amounts)
Revenues                                              $     95,939             92,740           188,716            180,950

Cost of sales and services                                  30,071             30,861            60,319             62,098
Selling, general and administrative expenses                34,294             32,585            67,287             63,886
Bad debt expense                                               802             10,616             1,399             11,197
Depreciation, amortization and accretion expense            12,800             13,912            26,301             27,870
                                                      ---------------- ------------------  ------------------- ------------------
   Operating income                                         17,972              4,766            33,410             15,899
                                                      ---------------- ------------------  ------------------- ------------------

Other income (expense):
  Interest expense                                          (9,138)            (6,236)          (18,292)           (12,827)
  Amortization of loan and senior notes fees                  (625)              (371)           (1,698)            (1,128)
  Interest income                                              165                155               331                228
                                                      ---------------- ------------------  ------------------- ------------------
   Other expense, net                                       (9,598)            (6,452)          (19,659)           (13,727)
                                                      ---------------- ------------------  ------------------- ------------------

   Net income (loss) before income taxes and
    cumulative effect of a change in accounting
    principle                                                8,374             (1,686)           13,751              2,172

Income tax (expense) benefit                                (3,564)               583            (5,846)            (1,063)
                                                      ---------------- ------------------  ------------------- ------------------

   Net income (loss) before cumulative effect of a
    change in accounting principle                           4,810             (1,103)            7,905              1,109

Cumulative effect of a change in accounting
  principle, net of income tax benefit of $367                   -                  -              (544)                 -
                                                      ---------------- ------------------  ------------------- ------------------

       Net income (loss)                              $      4,810             (1,103)            7,361              1,109
                                                      ================ ==================  =================== ==================

Basic and diluted net income (loss) per common share:
  Net income (loss) before cumulative effect of a
  change in accounting principle                      $       0.08              (0.03)             0.12               0.00
  Cumulative effect of a change in accounting
  principle, net of income tax benefit of $367                   -                  -             (0.01)                 -
                                                      ---------------- ------------------  ------------------- ------------------
    Net income (loss)                                 $       0.08              (0.03)             0.11               0.00
                                                      ================ ==================  =================== ==================

Non-GAAP Financial Reconciliation Schedule
(Amounts in Millions)

                                                                     Three Months Ended
                                                     June 30, 2003      June 30, 2002      March 31, 2003
                                                    ----------------    ---------------    ----------------
   EBITDA (Note 1)                                 $      30.8               18.7                28.9
   Depreciation, amortization and accretion
    expense                                               12.8               13.9                13.5
                                                    ----------------    ---------------    ----------------
         Operating income                                 18.0                4.8                15.4
                                                    ----------------    ---------------    ----------------

   Other income (expense):
       Interest expense                                   (9.1)              (6.2)               (9.2)
       Deferred loan and senior notes fee
       expense                                            (0.6)              (0.4)               (1.1)
       Interest income                                     0.1                0.1                 0.2
                                                    ----------------    ---------------    ----------------
         Other expense, net                               (9.6)              (6.5)              (10.1)
                                                    ----------------    ---------------    ----------------

         Net income (loss) before income
           taxes and cumulative effect of a
           change in accounting principle                  8.4               (1.7)                5.3
   Income tax (expense) benefit                           (3.6)               0.6                (2.2)
                                                    ----------------    ---------------    ----------------
         Net income (loss) before cumulative
           effect of a change in accounting
           principle                                       4.8               (1.1)                3.1

   Cumulative effect of a change in
    accounting principle, net of income tax
    benefit of $0.4                                        ---                ---                (0.5)
                                                    ----------------    ---------------    ----------------
           Net income (loss)                       $       4.8               (1.1)                2.6
                                                    ================    ===============    ================

(Amounts in Millions)

                                                              Six Months Ended
                                                      June 30, 2003      June 30, 2002
                                                    ----------------    ---------------
   EBITDA (Note 1)                                 $       59.7               43.8
   Depreciation, amortization and accretion
    expense                                                26.3               27.9
                                                    ----------------    ---------------
         Operating income                                  33.4               15.9
                                                    ----------------    ---------------

   Other income (expense):
       Interest expense                                   (18.3)             (12.8)
       Deferred loan and senior notes fee
       expense                                             (1.7)              (1.1)
       Interest income                                      0.3                0.2
                                                    ----------------    ---------------
         Other expense, net                               (19.7)             (13.7)
                                                    ----------------    ---------------
         Net income before income taxes and
           cumulative effect of a change in
           accounting principle                            13.7                2.2

   Income tax expense                                      (5.8)              (1.1)
                                                    ----------------    ---------------
         Net income before cumulative effect
           of a change in accounting principle              7.9                1.1

   Cumulative effect of a change in accounting
    principle, net of income tax benefit of
    $0.4                                                   (0.5)               ---
                                                    ----------------    ---------------
           Net income                              $        7.4                1.1
                                                    ================    ===============

Notes:
(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of Net Income (Loss), Net Other Expense, Taxes, and Depreciation, Amortization and Accretion. EBITDA is not presented as an alternative measure of Net Income (Loss), Operating income or cash flow from operations, as determined in accordance with Generally Accepted Accounting Principals (GAAP.) GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

Traditional Summary                   Six Months Ended June 30, 2003                     Six Months Ended June 30, 2002
                                      ------------------------------                     ------------------------------
                               Long            Local                              Long            Local
                             Distance  Cable  Services  Internet  Combined      Distance  Cable  Services  Internet  Combined
                            ----------------------------------------------      ---------------------------------------------

Revenues                    $114,355  47,310  17,671     9,380    188,716       114,786  43,265  15,414     7,485    180,950

Cost of sales                 33,150  12,831  11,512     2,826     60,319        38,139  11,981   9,633     2,345     62,098
                            ----------------------------------------------      ---------------------------------------------

   Contribution               81,205  34,479   6,159     6,554    128,397        76,647  31,284   5,781     5,140    118,852
                            ----------------------------------------------      ---------------------------------------------

Selling, general and
  administrative expenses     42,155  12,564   8,432     4,136     67,287        39,418  11,928   7,972     4,568     63,886
Bad debt expense               1,032     367       -         -      1,399        11,175      22       -         -     11,197
                            ----------------------------------------------      ---------------------------------------------

  EBITDA                      38,018  21,548  (2,273)    2,418     59,711        26,054  19,334  (2,191)      572     43,769

Depreciation & amortization   13,803   9,062   1,736     1,700     26,301        16,479   8,266   1,668     1,457     27,870
                            ----------------------------------------------      ---------------------------------------------

   Operating income (loss)  $ 24,215  12,486  (4,009)      718     33,410         9,575  11,068  (3,859)    (885)    15,899
                            ==============================================      =============================================

Integrated Summary EBITDA

                                   Six Months Ended June 30, 2003                     Six Months Ended June 30, 2002
                                   ------------------------------                     ------------------------------
                                                   Enter-                                            Enter-
                               Voice      Data     tainment    Combined         Voice       Data      tainment     Combined
                              -----------------------------------------        --------------------------------------------
Traditional Summary EBITDA:
  Long Distance              $ 38,018                           38,018          26,054                               26,054
  Cable                                             21,548      21,548                                  19,334       19,334
  Local Services               (2,273)                          (2,273)         (2,191)                              (2,191)
  Internet                                2,418                  2,418                        572                       572
                              -----------------------------------------        --------------------------------------------
                               35,475     2,418     21,548      59,711          23,863        572       19,334       43,769

EBITDA Reallocations:
  Long Distance               (16,120)   16,120                      -         (12,098)    12,098                         -
  Cable                                   4,522     (4,522)          -                      3,101       (3,101)           -
  Local Services                  (55)       55                      -             (75)        75                         -
                              -----------------------------------------        --------------------------------------------
   Integrated Summary EBITDA $ 19,570    23,115     17,026      59,711          11,690     15,846       16,233       43,769
                              =========================================        ============================================

Traditional Summary                 Three Months Ended June 30, 2003                   Three Months Ended June 30, 2002
                                    --------------------------------                   --------------------------------
                               Long            Local                              Long            Local
                             Distance  Cable  Services  Internet  Combined      Distance  Cable  Services  Internet  Combined
                            ----------------------------------------------      ---------------------------------------------

Revenues                    $ 58,032  23,872   9,245     4,790     95,939        58,803  21,919   8,106     3,912     92,740

Cost of sales                 16,412   6,374   5,863     1,422     30,071        18,761   6,025   4,924     1,151     30,861
                            ----------------------------------------------      ---------------------------------------------
   Contribution               41,620  17,498   3,382     3,368     65,868        40,042  15,894   3,182     2,761     61,879
                            ----------------------------------------------      ---------------------------------------------

Selling, general and
  administrative expenses     21,595   6,315   4,431     1,953     34,294        20,812   5,477   4,094     2,202     32,585
Bad debt expense                 584     218       -         -        802        10,145     471       -         -     10,616
                            ----------------------------------------------      ---------------------------------------------

  EBITDA                      19,441  10,965  (1,049)    1,415     30,772         9,085   9,946    (912)      559     18,678

Depreciation & amortization    6,814   4,296     872       818     12,800         8,392   4,095     858       567     13,912
                            ----------------------------------------------      ---------------------------------------------

   Operating income (loss)  $ 12,627   6,669  (1,921)      597     17,972           693   5,851  (1,770)       (8)     4,766
                            ==============================================      =============================================

Integrated Summary EBITDA

                                  Three Months Ended June 30, 2003                   Three Months Ended June 30, 2002
                                  --------------------------------                   --------------------------------
                                                   Enter-                                            Enter-
                              Voice      Data     tainment    Combined        Voice       Data      tainment     Combined
                              ----------------------------------------        -------------------------------------------
  Long Distance              $19,441                           19,441          9,085                               9 085
  Cable                                            10,965      10,965                                 9,946        9,946
  Local Services              (1,049)                          (1,049)          (912)                               (912)
  Internet                               1,415                  1,415                      559                       559
                              ----------------------------------------        -------------------------------------------
                              18,392     1,415     10,965      30,772          8,173       559        9,946       18,678

EBITDA Reallocations:
  Long Distance               (8,410)    8,410                      -         (4,200)    4,200                         -
  Cable                                  2,406     (2,406)          -                    1,705       (1,705)           -
  Local Services                 (28)       28                      -            (41)       41                         -
                             -----------------------------------------        -------------------------------------------
   Integrated Summary EBITDA $ 9,954    12,259      8,559      30,772          3,932     6,505        8,241       18,678
                             =========================================        ===========================================

Traditional Summary                 Three Months Ended June 30, 2003                   Three Months Ended March 31, 2003
                                    --------------------------------                   ---------------------------------
                               Long            Local                              Long            Local
                             Distance  Cable  Services  Internet  Combined      Distance  Cable  Services  Internet  Combined
                            ----------------------------------------------      ---------------------------------------------

Revenues                    $ 58,032  23,872   9,245     4,790     95,939        56,323  23,438   8,426     4,590     92,777

Cost of sales                 16,412   6,374   5,863     1,422     30,071        16,738   6,457   5,649     1,404     30,248
                            ----------------------------------------------      ---------------------------------------------
   Contribution               41,620  17,498   3,382     3,368     65,868        39,585  16,981   2,777     3,186     62,529
                            ----------------------------------------------      ---------------------------------------------

Selling, general and
  administrative expenses     21,595   6,315   4,431     1,953     34,294        20,560   6,249   4,001     2,183     32,993
Bad debt expense                 584     218       -         -        802           448     149       -         -        597
                            ----------------------------------------------      ---------------------------------------------

  EBITDA                      19,441  10,965  (1,049)    1,415     30,772        18,577  10,583  (1,224)    1,003     28,939

Depreciation & amortization    6,814   4,296     872       818     12,800         6,989   4,766     864       882     13,501
                            ----------------------------------------------      ---------------------------------------------

   Operating income (loss)  $ 12,627   6,669  (1,921)      597     17,972        11,588   5,817  (2,088)      121     15,438
                            ==============================================      =============================================

Integrated Summary EBITDA

                                  Three Months Ended June 30, 2003                   Three Months Ended March 31, 2003
                                  --------------------------------                   ---------------------------------
                                                   Enter-                                            Enter-
                              Voice      Data     tainment    Combined        Voice       Data      tainment     Combined
                              ----------------------------------------        -------------------------------------------
  Long Distance              $19,441                           19,441         18,577                              18,577
  Cable                                            10,965      10,965                                10,583       10,583
  Local Services              (1,049)                          (1,049)        (1,224)                             (1,224)
  Internet                               1,415                  1,415                    1,003                     1,003
                              ----------------------------------------        -------------------------------------------
                              18,392     1,415     10,965      30,772         17,353     1,003       10,583       28,939

EBITDA Reallocations:
  Long Distance               (8,410)    8,410                      -         (7,710)    7,710                         -
  Cable                                  2,406     (2,406)          -                    2,116       (2,116)           -
  Local Services                 (28)       28                      -            (27)       27                         -
                             -----------------------------------------        -------------------------------------------
   Integrated Summary EBITDA $ 9,954    12,259      8,559      30,772          9,616    10,856        8,467       28,939
                             =========================================        ===========================================